Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

VTSS.PK - Q1 2009 Vitesse Semiconductor Earnings Conference Call

Event Date/Time: Feb. 18. 2009 / 1:30PM PT

Thomson StreetEvents	www.streetevents.com	Contact Us

© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Feb. 18. 2009 / 1:30PM PT, VTSS.PK - Q1 2009 Vitesse Semiconductor Earnings Conference Call

CORPORATE PARTICIPANTS

Chris Gardner

Vitesse Semiconductor - President, CEO

Rich Yonker

Vitesse Semiconductor - CFO

CONFERENCE CALL PARTICIPANTS

Edward Zabitsky

ACI Research - Analyst

Jim Stone

PSK Advisors - Analyst

Kevin Wenck

Polynous Capital - Analyst

Hector Cappata

Private Investor

Philip Vira

Algorithm Capital - Analyst

Andrew Anderson

Aristeia Capital - Analyst

Edward Balinsky

Segmark International - Analyst

Ray Zimansky

Private Investor

PRESENTATION

Operator

Good afternoon. I will be your conference operator today. At this time, I would like to welcome everyone to the Vitesse Semiconductor Q1 fiscal year 2009 results conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks, there will be a question-and-answer session. (Operator Instructions). At this time, I will turn the call over to Mr. Chris Gardner, CEO of Vitesse Semiconductor. Sir, please go ahead.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thank you, Abigail. Good afternoon, and welcome to our earnings call. I am here today with Rich Yonker, our CFO. The purpose of the call today is to provide you with a review of our recently released financials for fiscal Q1 2009. The press release announcing our results was issued yesterday and can be found on our website at Vitesse.com. Complete financial information for the quarter is available in our Form 10-Q.

Before we begin, let me go through our Safe Harbor Statement. All statements included or incorporated by reference during this conference call for analysts or investors were announced in our first quarter earnings press release, other than statements or characterizations of historical fact are forward-looking statements within the meaning of the Safe Harbor Provisions of Section 21-E of the Securities Exchange Act of 1934.

These forward-looking statements provide current expectations of future events, based on certain assumptions, and include any statement that does not directly relate to any historical current facts. These forward-looking statements are based on current expectations, estimates, and projections about our business, industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change.

Forward-looking statements are not guarantees of future performance, and the Company’s actual results may differ significantly from the results discussed during this conference call. The Company refers investors to the documents that are filed with the Securities and Exchange Commission, including it’s Annual Report on Form 10-K for the year-ended September 30, 2008, and it’s interim reports on Form 10-Q, and it’s reports on Form 8-K.

These documents contain additional important factors that could cause actual results to differ from current expectations, and from forward-looking statements contained in this conference call. Furthermore the Company is under no obligation to, and expressly disclaims any such obligation, to update or alter any of the forward-looking statements contained in this conference call, whether as a result of new information, future events, or otherwise, unless required by law.

So let me start with a preface of the timing of this call. As you are aware we did our last call on January 6th to announce our fourth quarter results, and to review the filing of our 2008 Form 10-K. Since that time, which is about five weeks, we have redirected the finance team on to completing the close and filing of our first quarter 2009 results. Because we started more than a month or two later than is typical, we needed to take an extension in the filing of the 10-Q. We are, however, current with all SEC filing requirements, and we were timely in filing of this 10-Q. Nevertheless we would anticipate that extensions will not be required in future quarters.

Now let me turn to our view of the general market environment. Clearly, the industry is in the midst of a very challenging period. Companies across the globe are reporting substantially reduced revenues and forecasts, making reductions to expenses, and managing their cash by reducing inventories. Vitesse is part of this global supply chain, and as a result, we have been impacted by this environment. The impact to our top line revenues generally have been in-line with the comments I made in our January call.

In November and December, we saw substantial order cancellations and push-outs, affecting both the Enterprise and Carrier portions of our business. Based on this deterioration in the market which began in the October timeframe, we took specific actions to adjust our materials purchasing, and other expenses. These actions which are taking early were very effective, so while our product revenues have been impacted we have been able to sustain reasonable operating performance, and continued to generate cash in the quarter.

We also reduced our inventory, truly an amazing feat in this environment. While we do not see excess inventories in our channels at this time, we do expect our customers to continue their focus on reducing inventory, which may impact our future sales. We have not yet seen strengthening in our forecasts or an improvement in ordering patterns of our customers or channel partners, from what we experienced at the end of the fiscal first quarter. Our backlog has been reduced, and visibility remains extremely poor at this time.

Despite this, we remain optimistic about the network infrastructure market. This downturn is different from the last major downturn we faced in 2000. Today, while networking companies face a severe economic environment and a credit crisis, the end demand for their service remains relatively strong. The basic demand drivers of new and growing service requirements, and the need for more bandwidth are still there, and our customer’s customers, the large telco carriers and the enterprises, have generally sound balance sheets and cash flows. We continue to see investments into the new product cycles that will drive our business in the future.

With that as an overview, let me turn it over to Rich, who will go through the financial results for the quarter.

Rich Yonker - Vitesse Semiconductor - CFO

Thanks, Chris. Before reviewing the highlights of the Q1 ‘09 financials, I would like to update you on several items.

First, we are continuing to pursue several alternatives regarding the 97 million convertible subordinated debenture, and to remove the going concern issue. We are confident we will be successful. Second, we are still in litigation with KPMG, and as in the past, will not take any questions on this matter. Third, the test is current with it’s SEC reporting requirements as a part of on time filing of Form 10-Q for Q1, the transition of the finance contract team to our accounting team remains on schedule.

As this transfer continues, the phase out of the contract accounting team will decrease the reconstruction cost. In addition our team is working to remediate the material weaknesses and improve the internal control systems. Finally with our SEC reporting current, and with the training on schedule, the finance group is now able to deal with the additional workload of preparing for our shareholder meeting. We are working with the Board of Directors to determine an appropriate time for the shareholder meeting.

Now the review of the Q1 ‘09 financials. The financials for Q1 ‘09 include a write-off of goodwill of $191.4 million. The accounting for this impairment is to book the expense above the operating income line, and to write-off all of the goodwill on the balance sheet. The impairment of goodwill is a non-cash charge. The income statement highlights include total revenue decreased 24% to 49.8 million in the current quarter, versus 65.4 million in the prior quarter.

Let me remind you, we recognized $10 million of IP revenue in the prior quarter, excluding the IP revenue, product revenue declined 19% sequentially. The total cost of revenues increased from 40% in the prior quarter to 55% in Q1 ‘09, mainly due to a decrease in revenue from IP licensing, which has zero cost of revenue. Excluding IP revenue, our product cost of revenue increased in the quarter, in the current quarter to 50%, from 48% in the prior quarter. We attribute this increase primarily to lower product revenues in the quarter. In general, we would expect our cost of revenue to increase at about 0.3 of a percent for every $1 million decline in revenue.

R&D expenses in the current quarter were 11.6 million, or 23% of revenue, which was a decrease from the prior quarter of 12.4 million, or 19% of revenue, mainly due to a one-time insurance proceed. SG&A expenses for the current quarter were 10.4 million, which includes a 2.9 million gain on the sale of Colorado building, versus the prior quarter of 12.8 million. Accounting reconstruction expenses and legal costs of 1.9 million was the same in the current quarter as last quarter.

Total operating expenses for the current quarter, not including the goodwill impairment, were 24.3 million versus prior quarter of 27.4 million, and prior year Q1 of 31.1. The equivalent GAAP measurement of operating expenses for the current quarter is 215.7 million, which includes the goodwill impairment charge of 191.4 million. Net of the goodwill write-off, the operating income from continuing operations was 1.4 million in this quarter, versus 9.3 million in the prior quarter, and versus a loss of 3.9 million in Q1 of ‘08. The equivalent GAAP measurement of operating loss from continuing operations for the current quarter is 189.9 million, which includes the goodwill impairment charge of 191.4 million. The relentless reductions in manufacturing and SG&A expense, continues to allow us to invest in R&D and new products.

Now on to the balance sheet. Cash increased to $47.4 million over prior quarter of 36.7, mainly due to the sale of the Colorado facility, and the decrease in inventory. Inventory decreased to 33.8 million from the prior quarter of 37.5, as operations continues to reduce work in process and channel inventory. Accounts Receivable remain at normal operating levels, as we are watching our customers payment patterns, and are not experiencing any significant collection issues. In Accounts Payable, we continue to pay our vendors on a timely and predictable basis, as a result, we continue to receive favorable D&B credit ratings.

In closing, my quarterly review of the test financials with our major customers, I often get the question of how the test is managing the current challenges of 2009. My response is that Vitesse has already lived through three 2009’s, that is ‘06, ‘07 & ‘08. During these challenging times, we have continued to successfully manage the business, with a relentless reduction in manufacturing and operating expenses, thoroughly addressing opportunities on the balance sheet to improve working capital, and continued investing in exciting new core products, that define Vitesse a market leader, and leverage our customers competitiveness. These lessons learned will serve Vitesse well in achieving our fiscal year 2009 financial objectives of, 1) remaining cash flow neutral or better, and resolving the debt restructuring.

Now back to Chris.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thanks Rich. So I will turn now to our market update. Let me remind you that our focus is on two markets that we classify as Carrier Networking and Enterprise Networking, so we report our business into three segments, Carrier, Enterprise and Non-core. In addition, we have begun to break out Intellectual Property licensing revenue from product revenues.

I will start with Carrier Networking. In Q1 ‘09, Carrier was 18.9 million of revenue, or 42% of our total product revenues of 44.8 million. As a percentage of revenue, Carrier sales were down slightly compared with a very strong fourth quarter. North America generally was impacted more severely than our business in Asia.

In Q1 ‘09, Enterprise was 15.9 million, or 35.6% of product revenue as a percentage of mix, Enterprise was approximately flat from the prior quarter. The remaining portion of our revenue we classify as Non-core. Non-core revenue was $10.0 million, which was up slightly from the prior quarter as a percent of total product revenues. The Non-core business is comprised primarily of legacy storage products including RAID-on-Chip and Fibre Channels circuits, SerDes, as well as some of our older non-core networking products, such as network processors. We continue to expect a slow decline of revenue from Non-core products through much of fiscal 2009, and into 2010.

In Q1 ‘09 we recognized $5 million in revenue from licensing of Intellectual Property. We broke this revenue out as a separate line item on our 10-Q as it is a materially different business from the other segments. We do expect to realize additional licensing revenues in 2009, as we have a number of new opportunities pending.

In summary, in the first quarter 2009 product revenues were down 19%, in-line with the industry as a whole. From a customer perspective, in the quarter our Top 10 customers represented just 55% of our total product revenues, which was up slightly from the prior quarter. We had two customers, IBM and Huawei, at just over 10% of product sales in the quarter. Of our Top 10 customers, six are primarily Carrier, and four are primarily Enterprise focused. Several of these overlap both the Carrier and the enterprise market segments that we serve.

As I indicated in the last call, we see some strength remaining in Asia, particularly in China, the Chinese government has announced it expects to invest $41 billion in the next three years to build out 3G wireless infrastructure. We have heard from our customers that they expect a follow-up of wireline infrastructure investments. Our largest Chinese customers are forecasting double-digit growth for 2009. So we continue to win designs at these key customers, and we continue to be hopeful that this portion of our business will remain relatively stable throughout the year.

At this point, however, we are being very cautious about the rest of 2009. Since the end of the quarter, we have taken steps to reduce our expenses, including curtailing of hiring, an across-the-board reduction of salaries for both executives and other employees of the Company, elimination of merit raises in 2009, suspension of 401-k matching, and furloughs for employees in operations and other organizations, as well as the elimination of variable or discretionary spending.

Taken together, we expect these actions to substantially reduce our operating expenses in 2009. Our overall goal is a very tight control on expenses, that enables us to remain cash neutral or better for the fiscal year. Despite the need to control our spending, we will continue to invest appropriately in implementing our strategy to enable Ethernet and Carrier in enterprise networks.

We have focused on our resources on two large marketings, the metro and core carrier networking market and the enterprise networking market. These markets leverage our experience in developing Carrier-class Ethernet switching and transport products, and allow us to deploy our R&D investments where they will have the greatest impact.

This quarter we announced several new products. We are on track to reach our goal of introducing three products per quarter for the year. We announced a new clock and data recovery transceiver, the 3406, which we have targeted at Hi-Definition video broadcast equipment. The 3406 implements Vitesse’s VScope Waveform Viewing Technology, to enable realtime monitoring for live HD video.

We recently announced a design contest, and supported this new technology at Design Con. We are offering a $10,000 prize to the best design idea using our VScope technology in a real world application. Since many of our new products include VScope functionality, we expect to see some interesting ideas for applications from speeds below 1 gigabit, to above 10 gigabits per second.

In December, we announced the SparX-II-16 & SparX-II-24 switch on chip devices, these devices include Carrier-class features, such as content aware security, fast failover, and advanced Quality of Service. These features make SparX-II ideal for voice-over-IP applications, IPTV, and triple-play enabled switches.

At the same time we announced FibroLAN as an early adopter of this technology in their Falcon series of fiber optic broadband access systems, targeted at corporate enterprise and carrier markets. This is a great example of emerging technology for Ethernet in Carrier class metro and access.

Most recently we introduced the 8115 clock and data recovery device. This device is targeted at physical layer applications in access, metro, and core SONET carrier systems. The product addresses high volume application in the metro and access networks, where we already have substantial revenue streams in the physical layer products. We have multiple Tier-1 customers already testing this device for planned deployment. I will point you to our website for further information on all of these products.

So we continue to see ongoing developments, and very good traction in the market for our products. This quarter we closed more than 20 Tier-1 design wins. They are very well distributed between the Carrier and Enterprise applications. So despite some very difficult short-term market conditions, we continue with our customers to deploy products and technology, into the critical growth segments of the network infrastructure.

The long term prospects of these markets remain strong, and we are well-positioned and well focused. We will continue to execute the fundamentals of our business, manage our expenses, and adapt quickly to the dynamic environment.

With that, I am pleased to turn the call back to Abigail for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from Edward Zabitsky with ACI Research. Your line is open.

Edward Zabitsky - ACI Research - Analyst

Thank you, good afternoon. I wanted to ask a question related to expenses. Now, I am trying to figure out with the $2.9 million gain, and then there was an effect on R&D, what you expect your OpEx to look like going forward let’s say in Q2? What is a reasonable expectation?

Rich Yonker - Vitesse Semiconductor - CFO

Yes, we really don’t give guidance. I would say that Chris listed at least a half a dozen really significant cost reductions that obviously don’t hit instantaneously, so I think the only thing I would say is that wherever we are at, even with that one-time credit, is that we have got at least a 5% hit to wages and benefits in the types of things that Chris listed, so we don’t give direction guidance, but we are well on the path to seeing that number come down, with just the actions we have taken already.

Edward Zabitsky - ACI Research - Analyst

So just to delve into the details because I missed one point. On SG&A you said you benefited from a $2.9 million gain, but on R&D, what was the effect? What was the one-time charge?

Rich Yonker - Vitesse Semiconductor - CFO

Well as I said there was an insurance proceed, we had a water condition that wiped out some of our CPUs, and it didn’t affect our production, but we had to replace them, and we have got a credit from an insurance on that. We may not replace all of them, but that replaced the value of the ones that were affected by the water damage.

Edward Zabitsky - ACI Research - Analyst

Okay, and the size of the credit was?

Rich Yonker - Vitesse Semiconductor - CFO

It is in the Q, it is 0.6 million.

Edward Zabitsky - ACI Research - Analyst

Okay, and so ex that your R&D would have been 12.2 million?

Rich Yonker - Vitesse Semiconductor - CFO

If your arithmetic is right, yes.

Edward Zabitsky - ACI Research - Analyst

Okay, thank you very much.

Rich Yonker - Vitesse Semiconductor - CFO

Okay.

Operator

Your next question comes from Jim Stone with PSK Advisors. Your line is open.

Jim Stone - PSK Advisors - Analyst

Good afternoon, gentlemen. A couple of questions. Can you tell us on the decline in sales from the fourth quarter to the first quarter, how much of that that might have been due to inventory adjustments, versus how much due to actual end market declines?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, that is a little difficult. We do get a pretty good visibility into our inventory position, and we reported those numbers. We are down about—

Jim Stone - PSK Advisors - Analyst

Well I am thinking of the customers inventory.

Chris Gardner - Vitesse Semiconductor - President, CEO

Right.

Jim Stone - PSK Advisors - Analyst

Of their end products as well.

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, so let me break it into a couple of sections. So there is the channel inventory that is sitting within our distribution channels. We do get visibility into that, and that actually came down in the quarter, and that is of course indicative of our channel partners trying to push down their inventory in this tough environment. Once you go beyond that, we obviously go into the contract manufacturers, and then eventually into the end customers.

It is very difficult for us to get visibility into those inventory positions, although with the best checking that we have seen, while we still see the CMs in particular being very aggressive at reducing inventories, we have not seen any view that they are sitting on top of substantial excess inventories.

Jim Stone - PSK Advisors - Analyst

But could you care to take a swag of that 19% decline, how much of it might have been inventory versus actual end demand changes?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well again, since our inventory within our distribution channels actually came down about probably about $1.5 million, our end customer is the CMs, or the OEMs that they are selling to. I can’t give you an estimate of what their inventory positions are relative to that 19%.

Jim Stone - PSK Advisors - Analyst

Okay, can you give us any apocryphal stories you are hearing from them about end demand?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, yes. I mean I think probably the statements I used to characterize the markets overall, clearly we see actually China giving us forecasts for growth in 2009, so several of our major customers are expecting to grow.

North America OEMs and Europe, and the large telcos in North America and Europe are kind of on the other side of the equation, where they are certainly contracting their inventory pipes, and our hope and expectation is that the downturn they are seeing from their customers, that is the carriers, is not going to be nearly as substantial as the percentages we have seen in the first end month here.

Jim Stone - PSK Advisors - Analyst

Roughly what is the overall percentage of 10-gigabit and related parts of sales? Is it a quarter, a half?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, roughly, that is a tough question. It is approximately I would guess between 25 and 40% of our sales are related to 10-gigabit applications.

Jim Stone - PSK Advisors - Analyst

And I am just wondering seeing as the 10-gigabit is somewhat at the leading edge of technology, would be the newer products if that isn’t giving you some advantage, relative to the standard types of products, semiconductor products?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, I think several of our product families are at the emerging end of technology, whether it is speed driven, and you mentioned 10-gigabit. I could also argue that 1-gigabit Ethernet is going through a transition, where it is the new 100-megabit Ethernet, so each of those technology nodes is going from one generation to another, and of course the other element of that is going through a transition of protocols. For example, going from SONET to Ethernet over SONET, so those trends are generally good for us, as we tend to be at the emerging end of the technologies, rather than the lagging end of those technologies.

Jim Stone - PSK Advisors - Analyst

And can you give us a feel what has been happening so far this calendar year? Are you seeing, is the downward pressure continuing? Is it lightening up? What can you share with us on that?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well again, I think my statements on the market in my introduction are accurate. We have not seen a dramatic improvement in the ordering patterns of either our channels or our end customers, so things are still pretty tough out there.

Jim Stone - PSK Advisors - Analyst

Okay, thank you.

Operator

Your next question comes from Kevin Wenck with Polynous Capital. Your line is open.

Kevin Wenck - Polynous Capital - Analyst

Hello, good afternoon. Thanks for the good overview. One question is deferred revenue on the liability side of the balance sheet, it went from roughly 2 million to a little bit over 9 million. I mean, you always have inventory out in the channel. What was the cause of that change?

Rich Yonker - Vitesse Semiconductor - CFO

Well, again, the inventory in the channel is on our balance sheet. It is in our inventory balance. What the deferred revenue indicates is the payment cycle with the distributors, and that fluctuates, just in terms of where they are at in the quarter. So if they have in a way if they have paid us and they haven’t shipped it yet, it shows up as deferred revenue.

I have got the cash but I don’t have the revenue recognition, and again we don’t recognize revenue until it leaves the distributor. Think of the distributor as an extension of our finished goods warehouse. In fact that is some of the reason our inventory came down is it has operations, we made this change a couple years ago, but as you can imagine for the operations to look into what the distributor has, and to manage that inventory level is a bit non-trivial, but as they get experience in it, they actually see the benefit of the inventory coming down, because that was a big part of our reduction quarter-over-quarter.

So really the answer to the deferred revenue is just timing, depending on when the distributor pays us, and again they were on 2 net 10, we did give them a discount of 2% off from the invoice if they paid within 10 days. We took them off from that a year ago, because we had enough cash at the $40 million level that we basically are financing them to I think the average is probably 40 to 45 days, in terms of how they pay us.

Kevin Wenck - Polynous Capital - Analyst

Okay. Yes, I feel like maybe I am being a little slow this afternoon on the accounting, so your recognized revenues would be 7 million higher, without the 7 million increase in deferred revenues? Is that the case or is there-?

Rich Yonker - Vitesse Semiconductor - CFO

Well, no. It is again, we have not shipped that, so it is deferred. They have paid us for that revenue, because again, it is sitting in their inventory.

Kevin Wenck - Polynous Capital - Analyst

Okay, I am sorry for being a little slow.

Rich Yonker - Vitesse Semiconductor - CFO

No. It is okay. It is non-trivial in terms of, especially with, I mean we are different than to my knowledge the rest of the industry. The rest of the industry recognizes revenue into the channel.

We have been conservative, and I would say wise, in the sense that we don’t ship it and forget it. We shipped it to the distributor. They may pay us in that time. It still may be in the inventory, which I was going to say in their inventory.

It is ours. It is on our balance sheet, so it is again, it gives us a true signal and again to Chris’ point about how we are pretty paranoid about what our inventory levels are, and we are managing right into the channel, because we are holding our operations people responsible for that, just like it is an extension of our finished goods warehouse, which I would say is very healthy, especially in times like this.

Kevin Wenck - Polynous Capital - Analyst

Okay. I respect you for lowering the inventories, but still if you run it on a days level, you have 4.5 months of inventories on a cost of goods sold basis?

Rich Yonker - Vitesse Semiconductor - CFO

Our goal, and I don’t know how familiar you are with our financial goals, but we have got a 4 turns inventory target. Right now I am concerned about cash, and I think as the revenue is significantly low, that we return to our what I would say our financial targets are based on a 55 million to $60 million revenue quarter, is that we are in shape to come back really across-the-board, as revenue returns are going to be showing some pretty nice financial fundamentals.

Kevin Wenck - Polynous Capital - Analyst

Okay, and given the past unfortunate events of the Company, I would assume that you are being very conservative with reserves for slower moving inventories, and all of that, for what the stated inventories were at the end of the quarter?

Rich Yonker - Vitesse Semiconductor - CFO

Oh, absolutely. Again, over the last two years and with the reconstruction of financials, we have got again the operations people intimately involved, in what is slow moving, and a quarterly look at that, as well as anything potentially stranded, or potentially obsolete. Very keen to keep that healthy and active.

Kevin Wenck - Polynous Capital - Analyst

Okay. Chris made the statement earlier that with the tight expense controls you would expect cash to be neutral to slightly positive for the year, but cash went up 11 million in the first quarter, and so was that comment referring to what it was at the end of September, or does the comment say that cash should be neutral to slightly positive from the 47 million that it was at the end of the December quarter?

Rich Yonker - Vitesse Semiconductor - CFO

No. It is clearly the end of the fiscal year ‘08, so the almost 37 million, and again, the only caution to that is that clearly we have an opportunity to be above that. There are two factors. One is, I can’t predict what revenue is going to do, so there is some conservatism in there, between the 37 million and the 47 million, especially as we introduce some of these cost savings, they are not instantaneous, so I have got to fund ebbs and flows as we look at continued cost savings.

The other is, we will not compromise our investment in R&D, and that is a big part of saying that staying cash flow neutral to the 37 or slightly positive, is that we have got products rolling out that we are not going to chintz on making sure they happen, because we come out of ‘09, and assuming there is a recovery here, is we will have a whole new product set in some areas, that I am not going to sit on 47 million or $45 million, when it comes out of the hide of continuing to progress on key products, and markets that we think are going to grow significantly.

So it is, that statement around cash flow neutral or slightly positive, is off from the almost 37 million, and again, if we can beat that without mortgaging R&D, and implement cost savings, then certainly we will generate more cash. I am comfortable at 37 million, in terms of what we need to do to run our business.

Kevin Wenck - Polynous Capital - Analyst

That is helpful Thanks Rich. And then one short question on the accounting remediation costs. How will those wind down as you go through the year?

Rich Yonker - Vitesse Semiconductor - CFO

Well as I said in this last quarter, actually it was part of taking the grace period that the SEC allows us five working days from our normal filing, which again is timely, but we get the grace period, is that we did absolutely want to make sure that the transfer knowledge between these excellent contract folks that help us reconstruct three years of financials doesn’t walk out the door, as if they are working hand in glove in our accounting folks on the team over here, and so we made that investment.

I would see it declining significantly. We have got a plan to actually, dry run quarterly closes in January and February, to make sure that everybody has the drill, and so I would expect in the second half of the year those expenses to decline, both for accounting and quite frankly some of those are related to wrapping up some legal stuff too.

Kevin Wenck - Polynous Capital - Analyst

Okay. Thanks for your patience with me, but one last question. The Q has pretty ominous sounding language, it was probably put there by the auditors and legal counsel about the debentures. Your comments on the call sound much more optimistic, and so if you could perhaps reconcile the going concern mentioned in the Q versus your comments, frankly it sounded pretty positive.

Rich Yonker - Vitesse Semiconductor - CFO

Well, we have several alternatives, and I would say that both are right. I mean the reality is you can’t see the future, so from an investor standpoint, what don’t you understand? I don’t have $97 million plus the premium right now, but what Chris and I are saying is that for several months now, we have been working on various alternatives that we are confident we are going to get resolution.

In fact some of our position right now puts us in a healthy negotiating point on what that resolution is, so as one of the major customers, you need to recognize the three initials that I met a couple weeks ago, said that this was the VP of Credit for this Company, I meet him quarterly, and he said, your engine, i.e., the cash flow from your P&L and where you are headed in a $2 billion market, and the 20% plus growth rates that we are experiencing in our core products in normal times, is just dynamite. He said if you can stay cash flow neutral or slightly better, and resolve the solution to this bond issue, there is more business for us significantly at this company that has three big initials.

So this is not for the faint of heart for investors, or for us, but I go back to ‘06, ‘07 and ‘08, and this isn’t the same, but it is similar, and I don’t want to be cavalier about it, but we have been tested for three years here. By all rights, I think several people wrote us off, and maybe are still writing us off, but I think it is not a good bet to do that, as we have got alternatives, we are going to pursue them, and we have got a lot of help from a lot of really talented people in addressing it, so I think both are right. If you just pick up a 10-Q, we better have that language in there, because it is not for the faint of heart. The reality is we are on this every day, and we are going to get a resolution to it.

Kevin Wenck - Polynous Capital - Analyst

What is a rough range of where the debentures are trading in the market now of transactions that are taking place?

Rich Yonker - Vitesse Semiconductor - CFO

Yes, I don’t have real current information, and not direct, but I have heard that it is $0.50 on the dollar.

Kevin Wenck - Polynous Capital - Analyst

Okay, thank you very much for all of your help with my questions.

Rich Yonker - Vitesse Semiconductor - CFO

Okay, sure, Kevin.

Operator

Your next question comes from a private investor, [Hector Cappata], your line is open.

Hector Cappata Private Investor

Good afternoon, gentlemen. Greetings from your friends at the Vitesse Investor Forum. I have got a couple of questions. First of all as to the employee count, what is the current count, and have we had any actual layoffs?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, we are just, I think we are just under 500 employees, and we have had some reductions, I would say they are minimal, probably 50% actually temporary employees, and 50% full-time employees, but it has been pretty focused in our operations and support organizations. We haven’t done any, made any changes in our R&D organizations.

Hector Cappata Private Investor

Okay. With the new products like VScope, what is the ramp up time before we actually see these things falling through to the revenue part?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, so VScope is actually more a technology than it is a product. It is actually as I mentioned in the text, it is actually embedded in a number of our products. I highlighted the 3406, which goes into everything from video to storage to PCI applications, et cetera. But it is also in a variety of our 10-gigabit SerDes, for 10-gigabit Ethernet, for 10-gigabit SONET.

So I haven’t actually done the revenue ramp for products that have that technology embedded. I think at this point, what is more interesting is just the design win traction. It really is a very useful and interesting feature for across-the-board applications, and it is one of the things that differentiates us from our competition in a variety of signal integrity applications.

Hector Cappata Private Investor

Two other quick questions. It should be getting close to finally being allowed, are we likely to see any insider buying by management, to put a vote of confidence with their own cash?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, I guess I probably can’t give you guidance on the Board, and the other insiders. We still are not unlocked, and that is still an issue, we have actually been discussing that on whether we would be able to open a window, which just for everyone’s information is we have not had an open window at Vitesse for I think since 2006. So we are reviewing that, and we will keep you updated.

Hector Cappata Private Investor

And one last question as to the shareholders meeting, after already losing a small fortune with Vitesse, what in your opinion could be gained by a shareholder attending the shareholders meeting?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, first of all, I would encourage all shareholders to come, and we will be sharing as much information, we will have our Board of Directors there, our management there, and we are willing personally as always to spend as much time as needed with any shareholder. I think you can get a good view of the Company. We are putting that together, in terms of timing, agenda, et cetera, and hoping to maybe do something a little extra this year, in terms of potentially having some of our products on display, et cetera.

Hector Cappata Private Investor

Thank you very much.

Chris Gardner - Vitesse Semiconductor - President, CEO

You are welcome.

Operator

Your next question comes from [Philip Vira] with Algorithm Capital. Your line is open.

Philip Vira - Algorithm Capital - Analyst

Yes, good afternoon. My question regards the licensing of your Intellectual Property. The question is, how do you convince companies that actually use your IP to pay for it, because as we know, many companies out there use companies’ IP and don’t pay for it?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, yes. I guess like anything, Intellectual Property has a value, and obviously we have been able to set a particular value for some of our Intellectual Property. It really has primarily to do with the complexity, the time it would take someone to develop it, and the cost it would take them to develop it, and for the most part it becomes a make/buy decision.

Some of the intellectual property we have been licensing is such, that best estimates would say that it might take you three to five years to develop it from scratch, if you get lucky and get it right. Some of it has been tried by many other organizations and failed. So as companies look at that kind of IP, it is generally a pretty simple decision that they would prefer to purchase it, as opposed to make it.

If you then look at the folks who might be available to deploy that, a lot of the stuff we are doing today is not readily available, so I think it just again has to do with that generates a value that is somewhat unique, and we are able to turn that into a business.

Philip Vira - Algorithm Capital - Analyst

Well a third option and a frequently popular option is just infringe and not pay for it. Can I ask what law firm you use for IP?

Chris Gardner - Vitesse Semiconductor - President, CEO

Probably I don’t want to go there. Infringing is one thing. You still have to actually get access to the Intellectual Property, so it is not simple to deploy a complex integrated circuit, and you can’t do that just by infringing on a patent. You actually have to develop the Intellectual Property, and that becomes a challenge.

Philip Vira - Algorithm Capital - Analyst

My last question is, what changed last year that convinced the Company to begin licensing IP, that is quite a ramp up from 0 to 15 million?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, I think it is something we had explored in prior history, and a lot of it really has to do I think with the view, and I think the determination that the Intellectual Property that we had was valuable, and substantially valuable to other firms out there. That realization I think was aided certainly by the fact that we have really focused into this Ethernet networking space, and if you look at the number of companies, and the types of deployment that need Ethernet, they include consumer electronics, they include very high volume networking, they include gaming, they include PCs, laptops, et cetera.

Those markets weren’t generally available to Vitesse, if you go back three to five years ago when we were primarily focused on more Carrier-class protocols, such as SONET, et cetera. So it really is the access and the capability in Ethernet networking that has enabled us to provide this value, to a market that is substantial, and outside of our current market space.

Philip Vira - Algorithm Capital - Analyst

Very good. Thank you.

Operator

Your next question comes from Andrew Anderson with Aristeia Capital. Your line is open.

Andrew Anderson - Aristeia Capital - Analyst

Hi, a couple more questions on the Intellectual Property licensing. The 5 million that you got in this quarter that was from the contract that had been announced in Q4, correct?

Chris Gardner - Vitesse Semiconductor - President, CEO

That is correct.

Andrew Anderson - Aristeia Capital - Analyst

Okay. And you said last quarter that you thought in ‘09 you would be able to I think it was significantly do more in licensing than you did in ‘08. Is that still reasonable?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes. We said that we expect ‘09 to grow relative to ‘08, and we do still see that as the path. As I said we are pursuing multiple new opportunities, and while the revenue timing on these deals can be a little tricky, our estimate still is that 2009 would be up relative to ‘08.

Andrew Anderson - Aristeia Capital - Analyst

And does the goal of cash flow neutrality for the year include that IP licensing coming through successfully or not?

Chris Gardner - Vitesse Semiconductor - President, CEO

The goal of cash flow neutrality has a lot of variables, on both the top line and on the expense side, so obviously our goal, the reason we set it as a goal like that, is that we expect to manage the Company to what the revenues are, and I think that is a clearer way to think about it, than to try and dissect what is in all those revenues, and those expense lines.

Andrew Anderson - Aristeia Capital - Analyst

Okay. All right, well thank you very much.

Chris Gardner - Vitesse Semiconductor - President, CEO

Okay.

Operator

Your next question comes from [Edward Balinsky with Segmark International]. Your line is open.

Edward Balinsky - Segmark International - Analyst

Hi. Most of my questions with regard to, relate to IP have been answered, but as I recall in order to get the second traunch of the $5 million traunch, there were a number of conditions which included shipping the product, so that receipt could have been deferred until your fourth quarter. Does that indicate that you can expect, that you expect additional royalties on that product from that customer this year?

Chris Gardner - Vitesse Semiconductor - President, CEO

So I think you probably misread that information. I don’t know exactly the verbiage in the K or the Q on that, but effectively the 5 million that we took in Q1 was part of that original opportunity, and that included not only either the shipment, but there was also a timeline on that number, so effectively we hit the timeline. In terms of do we expect additional royalties? Yes, we do, and that is really dependent on the deployment of that technology by that customer, and that is probably something I can’t comment a whole lot on. My expectation would be that that would be minimal in 2009.

Edward Balinsky - Segmark International - Analyst

Thank you very much then. Bye.

Operator

Your next question comes from Edward Zabitsky with ACI Research, your line is open.

Edward Zabitsky - ACI Research - Analyst

Thank you, a few more questions. First of all, back to the convertible. I am wondering in under the topic of successful resolution, if you would consider that changing the strike price on the conversion, would under a dollar, let’s say a dollar or below, would you consider that successful?

Rich Yonker - Vitesse Semiconductor - CFO

I am not going to comment on the alternatives, or what the resolution is. Again I look at again the engine that we got here and the value, not the price but the value of the Company, and again, given even these turbulent markets, there is a resolution to it. So I can’t comment on it any more than that. I just know what I know which is what markets are going after, what that generates from a value proposition, and that my experience has been the market always responds with something that is close to that. You get into price when you start talking about share prices. That is not necessarily the value of the Company.

Edward Zabitsky - ACI Research - Analyst

Oh, I totally agree with you. It is just a matter as an equity investor, obviously the potential for dilution is quite substantial, depending on the conversion price.

Rich Yonker - Vitesse Semiconductor - CFO

Again, I can’t comment on the different alternatives, and what the resolution would be.

Edward Zabitsky - ACI Research - Analyst

Okay, I wanted to get back to more long term issues, and there are a couple of them. The first was related to the GigaPHY market, of course Marvell was in there strong, and Intel came out with their own part, and got into the motherboard market. You came out with a lower power alternative. How are you doing in that market, and are there any changes in your win rate?

Chris Gardner - Vitesse Semiconductor - President, CEO

So there are certainly segments of that market that we are in, and there are certain segments that we are not in. We have tended to focus our efforts on providing what I would call Carrier-class capabilities into our GigaPHYs, things like synchronous Ethernet, et cetera. In those segments where we have strong capabilities with other products, we are doing quite well.

We have introduced green features into those products, and that has absolutely helped us win segments. There are other certain segments like the LAN-on-Motherboard, and other segments that we have moved away from a little bit, because of the margin challenges in some of those segments, and that is where the IP licensing strategy also comes into play, the GigaPHY is one of the pieces of Intellectual Property we think is quite valuable, and because it is very ubiquitous, those PHYs will go into a lot of market segments that we are not interested in competing, and I mentioned some of those, like consumer electronics, gaming, et cetera. We are just not a player in those segments, but we can potentially realize revenue out of those segments with a licensing type of strategy.

Edward Zabitsky - ACI Research - Analyst

That makes total sense, that was a question I was going to ask, and I won’t hold you responsible for the actions of previous management for sure, and I am glad to hear that there is no overlap, or little overlap with your current sales efforts. So I wanted to ask you, because that was my next question, was related to the prospects for synchronous Ethernet, of course you have in the timing space you have a lot more experience than your competitors. Is this becoming really the competitive advantage in the higher end Enterprise and/or Carrier markets?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, yes. Clearly synchronous Ethernet is something they have added to an Ethernet standard, that really allows you to get the same kind of network timing, that SONET and other Carrier-class protocols have, and that is important for example, if you are doing wireless backhaul, where you can imagine that whatever networking technology you are using needs to know what the time is effectively, so it can synchronize with other portions of the network, so as we deploy more Ethernet into Carrier applications, that becomes an absolute must-have feature. Vitesse was one of the first, if not the first, to deploy Sync-E, both in our gigabit copper PHYs, and also in our 10-gigabit optical PHYs. It is also in a variety of our switch protocols, and we are adding next generation features into those next generation products, as we deploy them here in 2009. So it is a big advantage.

Edward Zabitsky - ACI Research - Analyst

So is that also an advantage in the Enterprise market, or you expect that to come later?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, the markets are starting to blend, and if you look at more of our Enterprise applications are starting to support those kind of network timing functions, so we definitely are seeing those features move into the Enterprise space as well.

Edward Zabitsky - ACI Research - Analyst

Fantastic. Thank you very much.

Operator

Our last question today is from a private investor, Ray Zimansky. Your line is open.

Ray Zimansky Private Investor

Hi. Thanks for taking my call. I have got a couple of questions. For EZchip and your partner with them on the NP-3, they have said that they have two different versions of the NP-3, one that goes to Juniper and everybody, and then to another customer, which apparently the name starts with a ‘C’ and ends with an ‘O’ but they can’t name. Are you in both versions of those parts?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well we are not, and you are getting a little deep for me here actually, we are not in those parts.

Ray Zimansky Private Investor

I know, yes. But some in companion devices.

Chris Gardner - Vitesse Semiconductor - President, CEO

Right, so generally what we have cooperated with them on is our Ethernet Max, and I think also maybe some of our Ethernet over SONET products, and we have worked with them on the interface for their MPU that would interface to our chip. My guess is that the interfaces on both of those MPUs they designed are the same, and thus we would interface to either/or. But don’t quote me on that.

Ray Zimansky Private Investor

Okay, no, thanks. It is an open question. And then on the shareholder meeting, are you going to be able to webcast that? Are you looking at that?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, I don’t know that we have explored that in detail. We are kind of a little more focused on actually preparing the information for the proxy, and those sorts of things, and the agenda at this point, but I wouldn’t see why we wouldn’t do that.

Ray Zimansky Private Investor

Okay, great. And that is it. Thank you.

Operator

This concludes the question-and-answer portion of today’s call. I will now hand the call back to Mr. Gardner for any closing remarks.

Chris Gardner - Vitesse Semiconductor - President, CEO

Well I would like to thank everybody for spending time with us this afternoon, and your interest in Vitesse. We will end the call here, and we look forward to talking with you in a quarter. Thank you very much.

Operator

This concludes your conference call for today. You may now disconnect.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.